STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-2

Distribution Number	17
Beginning Date of Accrual Period	20-Oct-03
End Date of Accrual Period	19-Nov-03
Payment Date	20-Nov-03
Previous Payment Date	20-Oct-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	40,734,692.98
Collections of Interest (net of Servicing Fee and principal recoveries)	5,105,552.19
Servicing Fee	297,219.03
Principal recovery
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Payments, if any	0.00

Payments	46,044,957.20
Interest Paid to Notes	728,501.95
Principal Paid to Notes	45,019,236.22
Servicing Fee	297,219.03
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	713,325,674.82
Principal Collections (including repurchases)	40,734,692.98
Charge off Amount	(521,259.78)
Ending Pool Amount	672,069,722.06

Collateral Performance
Cash Yield (% of beginning balance)	9.09%
Charge off Rate (net of principal recoveries; % of beginning balance)	0.88%
Net Yield	8.21%
Cumulative Realized Losses	0.34%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	20,334,944.24
30-59 days number of Home Equity Loans	233
60-89 days principal balance of Home Equity Loans	4,175,738.05
60-89 days number of Home Equity Loans	51
90+ days principal balance of Home Equity Loans	22,115,498.88
90+ days number of Home Equity Loans	255

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	7,800
Number of Home Equity Loans outstanding (Ending of Collection Period)	7,432
Number of Home Equity Loans that went into REO	13
Principal Balance of Home Equity Loans that went into REO	1,471,701.71

Overcollateralization
Begin Overcollateralization Amount	117,549,434.65
Overcollateralization Release Amount	0.00
Distributable Excess Cashflow	4,284,543.24
Charge offs	(521,259.78)
End Overcollateralization Amount	121,312,718.11

Target Overcollateralization Amount	130,353,967.64
Interim Overcollateralization Amount	117,028,174.87
Interim Overcollateralization Deficiency	13,325,792.77

Excess Cashflow	4,284,543.24

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Total Note Balance as Percent of Total Original Note Balance	42.68%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	35.449623
2. Principal Distribution per $1,000	34.885111
3. Interest Distribution per $1,000	0.564511

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.12000%
2. Formula Rate (1-mo. Libor plus 30bps)	1.42000%
3. Available Funds Cap	9.71729%
4. Note Rate	1.42000%
5. Days in Accrual Period	31

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due
7. Current Interest and Interest Carry forward Amount paid	728,501.95
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	595,776,240.17
2. Principal Payment Amount paid	40,734,692.98
3. Distributable Excess Cashflow paid	4,284,543.24
4. Note Principal Amount, after payments	550,757,003.95

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments
6. Note Principal Amount as a % of the Pool Balance, after payments	0.8194938